UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2025

Power Solutions International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35944	33-0963637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of Principal Executive Offices, and Zip Code)

(630) 350-9400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PSIX	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2025, Power Solutions International, Inc. (the “Company”) announced that on September 15, 2025, the Board of Directors of the Company appointed Zhaoying (Dorothy) Du as its General Counsel and Corporate Secretary, effective September 8, 2025.

Ms. Du has 20 years of experience providing strategic legal counsel to U.S. and multinational companies. She has led initiatives to address complex commercial and regulatory matters, helping businesses manage risks, drive innovation, and implement pragmatic legal solutions that support business success.

From March 2025 to September 2025, Ms. Du led Lenovo’s global supply chain legal team, advising on procurement, trade compliance, regulatory risks, and contract negotiations across global operations. From 2016 to March 2025, Ms. Du served as Director and Global Head of Legal at Motorola Mobility, a Lenovo company, where she oversaw matters including AI, R&D, intellectual property, compliance, data privacy, corporate governance, litigation, and other legal functions. From 2013 to 2016, she was General Counsel of the China operations and Senior Counsel for compliance and risk management at The Warranty Group (now part of Assurant). From 2005 to 2012, Ms. Du served as Co-Chair of the APAC Practice Group at Freeborn & Peters (now part of Smith, Gambrell & Russell, LLP) and as an attorney at Sonnenschein Nath & Rosenthal, LLP (now Dentons LLP), advising on cross-border transactions, securities, M&A, financing, compliance, and other complex matters.

Ms. Du holds a JD degree from the University of Missouri-Kansas City School of Law, an MA degree from the University of Georgia, and a Bachelor of Law degree from Sun Yat-Sen University Law School. She is admitted to practice law in multiple U.S. jurisdictions and China.

There are no family relationships between Ms. Du and any of the directors or executive officers of the Company, and there are no transactions in which Ms. Du has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Du and any other person pursuant to which Ms. Du was appointed as an officer of the Company.

Employment Agreement with Zhaoying (Dorothy) Du

The Company has an employment agreement with Ms. Du (the “Employment Agreement”) effective on September 3, 2025. The Employment Agreement provides that Ms. Du’s employment is “at will” and may be terminated at any time by either party. The Employment Agreement provides for: (i) an annual base salary of $370,000, subject to increase from time to time; (ii) a sign-on bonus of $30,000; (iii) eligibility to participate in the Company’s Key Performance Indictor Plan (the “KPI”) at a target amount equal to 50% of her base salary; (iv) eligibility to participate in the Company’s Long Term Incentive Plan (the “LTI”) with a target LTI bonus equal to 60% of her base salary; (v) eligibility to receive an award of 700 Stock Appreciation Rights with a strike price determined by the Compensation Committee at the grant date, to be vested in three equal installments on the anniversaries of the grant date; (vi) eligibility at the executive level and on par with the Chief Financial Officer, to participate in any Company equity or long-term incentive program, including any rolling LTI program established for 2026 or thereafter, subject to Board-approved terms and conditions; and (vii) eligibility to receive a vehicle allowance of $800 per month. In the event that Ms. Du’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) during the employment term, she will be entitled to receive, among other things, (i) severance equal to base salary for nine months if her employment period is less than 48 months, and for one year if her employment period is 48 months or longer; and (ii) any unpaid awarded KPI and LTI bonuses. The Employment Agreement restricts Ms. Du from competing with the Company during the term of the agreement and for one year after termination of her employment with the Company. The Employment Agreement also restricts Ms. Du from soliciting the Company’s customers or employees during the term of the agreement and for one year after termination of her employment with the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On September 18, 2025, the Company issued a press release announcing the appointment of Ms. Du as General Counsel and Corporate Secretary, which is attached hereto as Exhibit 99.1. The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. Exhibit Number Description

Exhibit No.	Description

10.1	Employment Agreement, effective as of September 3, 2025, by and between Zhaoying (Dorothy) Du and Power Solutions International, Inc.

99.1	Press Release dated September 18, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Power Solutions International, Inc.

Dated: September 18, 2025	By:	/s/ Dino Xykis
	Name:	Dino Xykis
	Title:	Chief Executive Officer